VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT dated for reference the 22nd day of December, 2010.

AMONG:
NEWCASTLE RESOURCES LTD., a company incorporated pursuant
to the laws of the Province of Ontario and having an address at Suite
605–475 Howe Street, Vancouver, BC V6C 2B3
(the “Issuer”)
AND:
The undersigned shareholder of the Issuer
(collectively, the “Undersigned”)
AND:
CLARK WILSON LLP, of Suite 800 – 885 West Georgia Street,
Vancouver, British Columbia V6C 3H1
(the “Trustee”)

WHEREAS:

A. Pursuant to the terms of a share exchange agreement (the “Exchange Agreement”) dated October 13, 2010 among the Issuer, TrichoScience Innovations Inc. (“Tricho”) and the Undersigned, the Undersigned will acquire and hold common shares of the Issuer, as specified in Schedule A attached hereto; and

B. In concurrence with the exchange of common shares of Tricho pursuant to the Exchange Agreement from time to time, the Undersigned has agreed to pool the common shares of the Issuer (the “Pooling Shares”) that it receives on each such exchange, based upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and in consideration of the sum of one dollar ($1.00) now paid by the parties hereto, each to the other, (the receipt whereof is hereby acknowledged) and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. In this Agreement:

(a)	“Agreement” means this voluntary pooling agreement and any schedules or other documents attached hereto, as it may from time to time be supplemented or amended;

(b)	“Closing Date” shall mean the date under which the contemplated transactions underlying the Exchange Agreement have been consummated in accordance with the terms of the Exchange Agreement;

(c)	“Exchange” shall mean any internationally recognized stock exchange or stock quotation system;

(d)	“Pooling Shares” has the meaning set forth in Recital B to this Agreement; and

(e)

“Regulators” shall mean the United States Securities and Exchange Commission, the British Columbia Securities Commission and/or any other regulatory body which governs and/or may come to govern the public listing or quotation of the common shares of the Issuer.

2. The parties acknowledge that the Pooling Shares are not being pooled in the manner set forth herein pursuant to a requirement of any Regulators or any Exchange.

3. The Undersigned hereby severally agree each with the other and with the Trustee that they will respectively deliver or cause to be delivered to the Trustee, certificates for such number of the Pooling Shares as is specified opposite their respective names in Schedule “A” hereto, which Pooling Shares are to be held by the Trustee and released, subject to this Section 3, proportionately to the Undersigned in accordance with their holdings of such Pooling Shares on the following basis:

(a)	15% of the Pooling Shares on the first day of the Issuer’s first fiscal quarter beginning after the one year anniversary of the Closing Date (the “First Quarter”); and

(b)	15% of the Pooling Shares on the first day of each of the Issuer’s next five (5) fiscal quarters after the First Quarter; and

(c)	10% of the Pooling Shares on the first day of each of the Issuer’s sixth fiscal quarter after the First Quarter.

4. Each of the Undersigned shall be entitled from time to time to a letter or receipt from the Trustee stating the number of Pooling Shares represented by certificates held for him by the Trustee subject to the terms of this Agreement, but such letter or receipt shall not be assignable.

5. Except for transfers among Dr. David McLean, Dr. Rolf Hoffman, Dr. Jerry Shapiro, Dr. Kevin McElwee, Dr. Harvey Lui and Matt Wayrynen, the Undersigned shall not sell, deal in, assign, transfer in any manner whatsoever, or agree to sell, deal in, assign or transfer in any manner whatsoever, any of their respective Pooling Shares or beneficial ownership of or any interest in their respective Pooling Shares and the Trustee shall not accept or acknowledge any transfer, assignment, declaration of trust or any other document evidencing a change in legal and beneficial ownership of or interest in the Pooling Shares, except as may be required by reason of the death or bankruptcy of any one or more of the Undersigned, in which case the Trustee shall hold the certificates for the Pooling Shares of such Undersigned subject to this Agreement for whatever person or persons, firm or corporation may thus become legally entitled thereto.

6. If, during the period in which any of the Pooling Shares are retained in trust pursuant hereto, any dividend other than a dividend paid in common shares of the Issuer is received by the Trustee in respect of the Pooling Shares, such dividend shall be paid or transferred forthwith to the Undersigned entitled thereto. Any common shares of the Issuer received by way of dividend in respect of the Pooling Shares shall be dealt with as if they were shares hereunder.

7. In exercising the rights, duties and obligations prescribed or confirmed by this Agreement, the Trustee will act honestly and in good faith and will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

8. The Undersigned and the Issuer agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify the Trustee, its successors and assigns from and against all loss, costs, charges, suits, demands, claims, damages and expenses which the Trustee, its successors or assigns may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting pursuant to this Agreement or anything in any manner relating thereto or by reason of the Trustee’s compliance in good faith with the terms hereof.

9. In case proceedings should hereafter be taken in any court respecting the Pooling Shares, the Trustee will not be obliged to defend any such action or submit its rights to the court until it has been indemnified by other good and sufficient security in addition to the indemnity given in Section 8 against its costs of such proceedings.

10. The Trustee will have no responsibility in respect of loss of the certificates representing the Pooling Shares except the duty to exercise such care in the safekeeping thereof as it would exercise if the Pooling Shares belonged to the Trustee. The Trustee may act on the advice of counsel but will not be responsible for acting or failing to act on the advice of counsel.

11. In the event that the Pooling Shares are attached, garnished or levied upon under any court order, or if the delivery of such property is stayed or enjoined by any court order or if any court order, judgment or decree is made or entered affecting such property or affecting any act by the Trustee, the Trustee will obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If the Trustee obeys and complies with any such writs, orders, judgments or decrees, it will not be liable to any of the parties hereto or to any other person, form or corporation by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

12. Except as herein otherwise provided, the Trustee is authorized and directed to disregard any and all notices and warnings which may be given to it by any of the parties hereto or by any other person, firm, association or corporation. It will, however, obey the order, judgment or decree of any court of competent jurisdiction, and it is hereby authorized to comply with and obey such orders, judgments or decrees and in case of such compliance, it shall not be liable by reason thereof to any of the parties hereto or to any other person, firm, association or corporation, even if thereafter any such order, judgment or decree may be reversed, modified, annulled, set aside or vacated.

13. If the Trustee receives any valid court order contrary to the instructions contained in this Agreement, the Trustee may continue to hold the Pooling Shares until the lawful determination of the issue between the parties hereto.

14. If written notice of protest is made by any of the Undersigned and/or the Issuer to the Trustee to any action contemplated by the Trustee under this Agreement, and such notice sets out reasons for such protest, the Trustee may, at its sole discretion, continue to hold the Pooling Shares until the right to the documents is legally determined by a court of competent jurisdiction or otherwise.

15. The Trustee may resign as Trustee by giving not less than five (5) days’ notice thereof to the Undersigned and the Issuer. The Undersigned and the Issuer may terminate the Trustee by giving not less than five (5) days’ notice to the Trustee. The resignation or termination of the Trustee will be effective and the Trustee will cease to be bound by this Agreement on the date that is five (5) days after the date of receipt of the termination notice given hereunder or on such other date as the Trustee, the Undersigned and the Issuer may agree upon. All indemnities granted to the Trustee herein will survive the termination of this Agreement or the termination or resignation of the Trustee. In the event of termination or resignation of the Trustee for any reason, the Trustee shall, within that five (5) days’ notice period deliver the Pooling Shares to the new trustee to be named by the Undersigned and the Issuer.

16. Notwithstanding anything to the contrary contained herein, in the event of any dispute arising between any of the Undersigned and/or the Issuer, this Agreement or any matters arising thereto, the Trustee may, in its sole discretion, deliver and interplead the Pooling Shares into court and such delivery and interpleading will be an effective discharge to the Trustee.

17. The Issuer will pay all of the compensation of the Trustee and will reimburse the Trustee for any and all reasonable expenses, disbursements and advances made by the Trustee in the performance of its duties hereunder, including reasonable fees, expenses and disbursements incurred by its counsel.

18. This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.

19. This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

20. The parties hereto agree that in consideration of the Trustee agreeing to act as Trustee as aforesaid, the Undersigned do hereby covenant and agree from time to time and at all times hereafter well and truly to save, defend, and keep harmless and fully indemnify the Trustee, its successors and assigns, from and against all loss, costs, charges, damages and expenses which the Trustee, its successors or assigns, may at any time or times hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as Trustee pursuant to this Agreement.

21. This Agreement will be governed by and construed in accordance with the law of British Columbia.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

22. It is further agreed by and between the parties hereto and, without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the shares hereby pooled, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against costs of such proceedings.

IN WITNESS WHEREOF the Undersigned and the Trustee have executed the presents as and from the day and year first above written.

CLARK WILSON LLP

Per: /s/ Clark Wilson LLP
       Authorized Signatory

NEWCASTLE RESOURCES LTD.

Per: /s/ Brent Petterson
        Authorized Signatory

SCHEDULE A

SHAREHOLDER INFORMATION

[SCHEDULE A REMOVED]